KALI TUNA, d.o.o. za ulov, uzgoj i preradu ribe, Put Vele Luke 70, 23272 KALI; PIN: 92418838517 as the Credit Beneficiary, represented by Mr. Miro Mirković, Member of the Board (hereinafter referred to as: the Credit beneficiary) and

Croatian Bank for Reconstruction and Development, Strossmayerov trg 9, Zagreb; PIN: 26702280390, as the Creditor, represented pursuant to the Special Power of Attorney by Ms. Danijela Vukić, Independent Financial Representative and Mr. Miljenko Strika, Deputy Director of the Commercial Centre Zadar (hereinafter referred to as: the HBOR) and

Erste & Steiermärkische Bank d.d., Rijeka, Jadranski trg 3A; PIN: 23057039320, as the Creditor and the Agent, represented by Ms. Slađana Jagar, Member of the Board and Mr. Tomislav Vuić, Member of the Board (hereinafter referred to as: the Bank)

(hereinafter the HBOR and the Bank jointly referred to as: the Creditors),

considering that:

-
the Government of the Republic of Croatia on its 36th session passed the Decision class: 302-01/10-03/02, no.: 5030120-10-1 of January 14, 2010 on Measures for economic recovery and development and Decision class: 302-01/10-03/02, no.: 5030116-11-9 of January 27, 2011 on continuation of Measures for economic recovery and development;

-
the Government of the Republic of Croatia on its 38th session reached the Conclusion class: 302-01/10-03/02, no.: 5030120-10-3 dated January 28, 2010 on adoption of Measures for economic recovery and development – financing models - MODEL A, now pursuant to Decision of the Croatian Government of January 27, 2011 - MODEL A+

-
the Government of the Republic of Croatia passed the Decision class: 302-01/10-03/02, no.: 5030120-10-3-6 of February 11, 2010 by which the Plan for providing HBOR’s funds for implementation of Measures for economic recovery and development was approved;

-
the Business Cooperation Agreement regarding the implementation of Programme for supplying credit for the economic recovery and development - Model A+ no.: Mod-A-PLUS-08 (hereinafter referred to as the Business Cooperation Agreement) was concluded between the HBOR and the Bank on March 22 (twentysecond), 2011 (twothousandandeleven);

-
the Credit Beneficiary meets the requirements for usage of funds provided through the Programme for supplying credit for the economic recovery and development Model A+ no.: Mod-A-PLUS-01, adopted on the 2nd theme session of the Board of the HBOR of January 26, 2011 (hereinafter referred to as: the Programme)

-
on May 5, 2011 the Bank passed a Decision no. 201104112050172-1 by which the loan was granted to the Credit Beneficiary to the amount of 80,000,000.00 HRK (in words: eightymillionkunas) together with interest, fees and expenses under the above described conditions;

concluded on June 8, 2011 the following

CLUB LOAN AGREEMENT no.: Mod-A-PLUS- 3A-15/11

1.	LOAN TERMS AND CONDITIONS

1.1.	Loan amount:

1.1.1. Creditors grant the loan to the Credit Beneficiary under terms and conditions stated in this Club Loan Agreement (hereinafter referred to as: the Agreement) to the total principal amount of 80,000,000.00 HRK (in words: eightymillionkunas), (hereinafter referred to as: the Loan), and the Credit Beneficiary is obliged to repay to the Creditors the agreed interest, fees and expenses, as well as to refund the principal of the Loan under terms and conditions, within the time limit and in the manner as agreed herewith.

1.1.2. Creditors supply the Loan funds as follows:

	Amount in	Participation
Creditors	HRK	rate
HBOR	32,000,000.00	40%
Erste & Steiermärkische Bank d.d., Rijeka	48,000,000.00	60%
TOTAL	80,000,000.00	100.00%

1.1.3. If the HBOR should not pay its entire part of the Loan to the Bank in due time, the Bank shall not be obliged to pay its part of the Loan to the Credit Beneficiary.

1.2.	Loan Purpose:

1.2.1. The Credit Beneficiary is obliged to use the Loan funds according to the following purpose:

Purpose specification of the total Loan amount	(%)
Working capital	100%
Fixed assets
- Land
- Buildings
- Equipment
- Plantations and flock
- Other
Total	100%

1.2.2. Creditors reserve the right to supervise whether the Loan amount is being used in accordance with its purpose, under terms and conditions and in the manner as agreed herewith.

1.3.	The manner of the Loan usage and the time limit

1.3.1. The Bank can withdraw from the HBOR the Loan Quota approved at auction held, in accordance with the Measures for economic recovery and development – model A + of funding, on March 31, 2011, typically in 6 tranches (hereinafter referred to as: the Loan Tranches).

1.3.2. After prerequisites stated in Article 3.1. have been fulfilled, as well as all other terms and conditions stated in Article 3.2. of the Agreement, the Credit Beneficiary can use the entire or a part of the Loan, typically in 6 Tranches, by submitting to the Bank the duly completed Loan Application, as shown in the Attachment I of this Agreement, no later than 7 (seven) Business Days (as defined below) before usage dates determined by Paragraph 3 of this Article (hereinafter referred to as: the Usage Date).

1.3.3. The Bank shall subsequently, after conclusion of the Agreement, inform the Credit Beneficiary about possible Usage Dates which are always to be on a Business Day – on Thursdays, in accordance with the Business Cooperation Agreement. If it happens that a certain Thursday should be a non-business day, the funds shall be paid on the immediate previous Business Day as defined below, all due to Bank’s ability to withdraw Loan Tranches from the HBOR.

1.3.4. Credit Beneficiary can submit the Loan Application during the period of time which begins on the first Business Day (as defined below) after conclusion of this Agreement and after all prerequisites as stated in Article 3.1., as well as terms and conditions stated in Article 3.2. of this Agreement have been fulfilled, in accordance with the Usage Dates. This period of time terminates on December 31, 2011 (twothousandandeleven) (hereinafter referred to as: the Usage time limit).

1.3.5. Business Day is a working day for the banks in the Republic of Croatia (all days of the week except Saturday, Sunday and public holidays: hereinafter referred to as: the Business Day).

1.3.6. After expiration of the Usage time limit the Credit Beneficiary loses the right to apply for the Loan, regardless if up to that point in time the Beneficiary had used the Loan or not, i.e. if it had used just the part of the Loan. Used amount of the Loan shall be transferred to repayment status after expiration of the Usage time limit, regardless of the agreed Loan amount.

1.3.7. If the Credit Beneficiary should not use the entire available Loan amount, the Creditors shall participate in the Loan amount transferred to repayment status in accordance with rates stated in Article 1.1.2. of the Agreement, i.e. the HBOR with 40%, and the Bank with 60% of the used Loan amount.

1.3.8. After expiration of the Usage time limit, i.e. transfer of Loan to repayment status, the Bank shall submit to the Credit Beneficiary repayment plans both for the HBOR’s and the Bank’s part of the Loan.

1.4.	Time limit for the Loan repayment

1.4.1. Time limit for the Loan repayment is 36 months from transfer of Loan to the repayment status, including the grace period.

1.4.2. The grace period is 0 (zero) months from transfer of Loan to the repayment status.

1.4.3. The Credit Beneficiary has no right to ask for a debtor rallonge regarding the Loan principal repayment, as well as repayment of other claims under the Agreement.

1.5.	Interest

1.5.1.	Common provisions

1.5.1.1. The Credit Beneficiary is obliged to pay interest relating to the used Loan amount from the beginning of the Loan usage till the Final Due Date (as defined below), as follows:

·	interest described in Article 1.5.2. of the Agreement relating to HBOR’s part of the Loan;
·	interest described in Article 1.5.3. of the Agreement relating to Bank’s part of the Loan.

1.5.1.2. Interest is to be calculated by using the linear interest calculation method based on the real number of days elapsed in the Interest Period (as defined below) and a 360-day year, and is charged on the last day of every calendar quarter, i.e. on March 31, June 30, September 30 and December 31 of every calendar year.

1.5.2.	Interest relating to the HBOR’s part of the Loan

1.5.2.1.	Agreed interest

Interest rate relating to the HBOR’s part of the Loan amounts to 2.8% (twopointeightpercent) per year. Interest rate amount, as well as other terms and conditions of the Agreement relating to the HBOR’s part of the Loan, can be changed if terms and conditions listed in the Attachment II to the Club Loan Agreement, concluded on February 16, 2011 between the HBOR as the debtor and the club of domestic business banks as the creditors, should be changed.

Intercalary interest relating to the HBOR’s part of the Loan is to be calculated on the used amount of the HBOR’s part of the Loan, from the beginning of the Loan usage till transfer of Loan to the repayment status, at the agreed interest rate stated in the previous Paragraph, and is to be charged quarterly.

1.5.2.2.	Default interest

If any due amount mentioned in the Agreement regarding the HBOR’s part of the Loan should not be paid (principal, fees, expenses etc., as stipulated by regulations), on such an amount variable default interest shall be calculated over the period from the due date till the payment date, at the rate of 14% (fourteenpercent) per year, in accordance with provisions of the Decision on interest rates of the HBOR.

The Credit Beneficiary is obliged to immediately, in accordance with the submitted calculation and the payment instruction of the Bank, pay the default interest as described in the previous Paragraph.

1.5.3.	Interest relating to the Bank’s part of the Loan

1.5.3.1.	Agreed interest

Interest relating to the Bank’s part of the Loan is variable and calculated quarterly, based on the realised return on treasury notes of the Ministry of Finance of the Republic of Croatia, with maturity date of 91 days, plus the margin of 3% (threepercent) per year.

For the first Interest Period (as defined below) realised return on treasury notes of the Ministry of Finance of the Republic of Croatia, with maturity date of 91 days, at the last auction held before conclusion of this Agreement, shall be applied. For each following Interest Period (as defined below) realised return on treasury notes of the Ministry of Finance of the Republic of Croatia, with maturity date of 91 days, at the last auction held at least 2 (two) Business days before the beginning of the following Interest Period (as defined below), shall be applied.

Intercalary interest relating to the Bank’s part of the Loan is to be calculated on the used amount of the Bank’s part of the Loan, over the period of time from the beginning of the Loan usage till transfer of the Loan to the repayment status, at the agreed interest rate as stated in Article 1.5.3.1. of the Agreement, and is to be charged quarterly.

1.5.3.2.	Default Interest

The Bank shall calculate the default interest on any due outstanding amount relating to the Bank’s part of the Loan (principal, fees, expenses etc., as stipulated by regulations), at the highest rate stipulated by regulations.

The Credit Beneficiary is obliged to immediately, in accordance with the submitted calculation and the payment instruction of the Bank, pay the default interest as described in the previous Paragraph.

1.6. Repayment modality

1.6.1. Loan repayment modality

1.6.1.1. The Credit Beneficiary is obliged to repay the Loan amount in one instalment after the Loan is transferred to the repayment status / after the grace period. This instalment shall be due on the last day in the last quarter of the Time limit for Loan repayment, as defined in Article 1.4.1. of this Agreement.

1.6.1.2. Loan instalment amounts to 80,000,000.00 HRK, i.e. the used part of the Loan, and is due on December 31, 2014 (hereinafter referred to as: the Final Due Date).

1.6.2. Interest repayment modality

1.6.2.1. Interest relating to both the HBOR’s and the Bank’s part of the Loan shall be due quarterly, on the last day of every calendar quarter, i.e. on March 31, June 30, September 30 and December 31 of every calendar year (hereinafter referred to as: the Interest Period).

1.6.2.2. The Final Interest Period ends on the Final due date.

1.6.2.3. At least 5 (five) Business Days before the end of every Interest Period the Bank shall calculate the interest amount to be charged to the Credit Beneficiary for a certain Interest Period relating to both the HBOR’s and the Bank’s part of the Loan, and shall immediately inform the Credit Beneficiary and the HBOR about it.

1.6.2.4. Due Loan instalment and due agreed interest are considered duly settled if paid effectively to the giro-account no. 2402006-1031262160 opened at the Bank, reference no. 260105104-92418838517, on the last day of the calendar quarter, as follows:

·	due Loan instalments according to the expressed amount and due dates in the repayment plan as described in Article 1.3.8., i.e. Article 1.10.3. of the Agreement and
·	due agreed interest according to the calculation and the payment instruction of the Bank.

1.6.3. Other

1.6.3.1. If fulfilment of any obligation assumed by Creditors under this Agreement, i.e. providing, funding or maintenance of the Loan is or should become illegal, the Bank shall immediately inform the Credit Beneficiary about that. In such a case the Credit Beneficiary shall be obliged to immediately early repay the withdrawn outstanding Loan amount and the Creditors’ obligations to provide Loan shall in this case immediately cease.

1.6.3.2. If any obligation of the Credit Beneficiary under the Agreement should be due on a non-business day, Beneficiary’s obligation shall instead become due on the immediate previous Business Day.

1.7.	Fees

1.7.1. For the Loan Application processing and the Loan authorization, the Credit Beneficiary is obliged to:

·
pay to the benefit of the HBOR the fee to the amount of 0.5% (in words: zeropointfivepercent) of the HBOR’s part of the Loan, as mentioned in Article 1.1.2. of the Agreement, calculated on the date of the Agreement.

·
pay to the benefit of the Bank the fee to the amount of 0.7% (in words: zeropointsevenpercent) of the Bank’s part of the Loan, as mentioned in Article 1.1.2. of the Agreement, calculated on the date of the Agreement.

1.7.2. The Credit Beneficiary is obliged to immediately, in accordance with the submitted calculation and the payment instruction of the Bank, pay the fee to the benefit of both the HBOR and the Bank.

1.8.	Taxes and expenses

1.8.1. All payments made by the Credit Beneficiary to the Creditors based on or in relation to this Agreement shall be done without deductions based on any current or future taxes, tax advances or any other fees or expenses. If any such deduction should be required by the law, the Credit Beneficiary shall pay the additional amount necessary for Creditors to accept and keep the amount which they would have been able to receive if such deductions had not existed.

1.8.2. All expenses regarding the conclusion of this Agreement, submitting the Guarantee Instruments (as defined below) and execution of this Agreement, as well as realization of rights of both the Bank and the HBOR relating to the Guarantee Instruments (as defined below), expenses of forced foreclosure, including the expenses of termination notices, notary public expenses, fees, court expenses and fees, expenses of representation, removal from the Registry and other expenses under or in relation to the Agreement, shall be paid by the Credit Beneficiary.

1.9.	Repayment sequence

1.9.1. Every repayment of the principal or the interest, fees or any other amount arising from this Agreement or in relation to it, as a part of Beneficiary’s obligations, shall be paid by the Beneficiary in accordance with the payment instruction of the Bank, i.e. as stipulated by Article 1.6.2.4. of the Agreement.

1.9.2. The Bank shall forward the funds received from the Beneficiary to the HBOR no later than 1 (one) Business Day after receiving such funds, in proportion to the HBOR’s part of the total paid due debt, according to provisions of this Article.

1.9.3. By signing this Agreement the Credit Beneficiary accepts that the Bank shall close all registered entries received under this Agreement according to their priority, provisions of this Article and the law, in order to settle all due obligations of the Beneficiary according to the following sequence:

·	expenses relating to the Agreement,
·	fees relating to the Bank’s and the HBOR’s part of the Loan,
·	default interest relating to the Bank’s and the HBOR’s part of the Loan,
·	agreed interest relating to the Bank’s and the HBOR’s part of the Loan,
·	remainder of the paid funds is to be divided in ratio 60:40 in order to settle the due principal of the Bank and the HBOR.

1.9.4. By signing this Agreement the Credit Beneficiary agrees and accepts that all funds obtained through forced collection from the Beneficiary or third persons, as well as all funds collected (either forcibly or voluntary, from the Beneficiary or from third persons), in accordance with Article 2.2. of the Agreement, as a part of the forced settlement, shall be used to settle Creditors’ claims relating to the Agreement and according to the following sequence:

·	expenses of forced collection,
·	expenses relating to the Agreement,
·	fees relating to the Bank’s and the HBOR’s part of the Loan,
·	default interest relating to the Bank’s and the HBOR’s part of the Loan,
·	agreed interest relating to the Bank’s and the HBOR’s part of the Loan,
·	remainder of the paid funds is to be divided in ratio 60:40 in order to settle the principal of the Bank and the HBOR.

1.9.5. If paid, i.e. collected amounts (either forcibly or voluntary) stated in Article 1.9.3. and 1.9.4. should not be sufficient to settle all expenses, fees or interest of the Bank and the HBOR, debt shall be settled in proportion to the paid amounts; the corresponding percent of expenses, fees or interest shall be settled.

1.10.	Early Loan repayment

1.10.1. After the expiration of the Usage time limit, the Credit Beneficiary shall be able to partially or entirely repay the Loan early, on the last day of the calendar quarter, under the condition that the Bank receives adequate written notification at least 10 (ten) Business Days in advance. Obligatory fee for the early Loan repayment amounts to 1% of such early repaid amount.

1.10.2. In case of early Loan repayment, partial or full, made on a day other than the last day of the calendar quarter, the Credit Beneficiary shall be obliged to pay to the Creditors, apart from the fee mentioned in the previous Paragraph, all expenses and damages resulting directly or indirectly from such early Loan repayment made on a day other than the last day of the calendar quarter.

1.10.3. In case of the partial early Loan repayment the Bank shall submit the new repayment plan to the Credit Beneficiary relating to both the HBOR’s and the Bank’s part of the Loan.

1.10.4. Credit Beneficiary can not reuse the early repaid Loan amount or a part of it.

2.	Rights, obligations and powers of the Bank as an agent

2.1.	Appointment of the Bank as an agent

2.1.1. HBOR herewith appoints the Bank as its agent and authorizes the Bank to take all reasonable measures necessary to execute this Agreement relating to the HBOR’s part of the Loan, in the name and on behalf of the HBOR and in accordance with internal documents of the Bank.

2.1.2. Pursuant to this Agreement and in accordance with internal documents of the Bank, the Bank is obliged to do as follows:

·	conclude this Agreement with the Credit Beneficiary in relation to the HBOR’s part of the Loan,
·	take adequate measures to secure the entire Loan amount (together with auxiliary claims),
·	pay the Loan amount to the Credit Beneficiary,
·	supervise whether the Loan is being used in accordance with its purpose,
·	calculate the principal, interest, fees, expenses and according to that submit payment instructions to the Credit Beneficiary relating to the HBOR’s and the Bank’s part of the Loan,
·	collect total due Loan amount in due time, as well as interest, fees and other expenses according to Article 1.9. of the Agreement,
·	monitor business activity of the Credit Beneficiary during the Agreement period and inform the HBOR about eventual breach or non-execution of the Agreement provisions by the Credit Beneficiary,
·
cancel this Agreement and request payment of the full Loan amount together with interest, fees and other expenses in case of breach of the Agreement by the Credit Beneficiary, with approval of the HBOR and in accordance with internal documents of the Bank,

·	complete forced collection of the Loan amount, interest, fees and other expenses, if any due debt amount under the Agreement should not be paid by the Credit Beneficiary,
·	in case of forced collection, and after all expenses of such proceeding have been settled, divide all amounts collected from the Credit Beneficiary in accordance with Article 1.9. of the Agreement,
·	perform other duties pursuant to the Agreement.

2.1.3. By signing this Agreement the HBOR explicitly accepts all actions taken by the Bank towards the Credit Beneficiary, acting as its agent in the name and on behalf of the HBOR, as well as that all actions and debt settlement done by the Credit Beneficiary towards the Bank as the agent shall have full impact on the HBOR. For that purpose, among other things, in case that any due debt amount under the Agreement relating to the HBOR’s part of the Loan should not be paid by the Credit Beneficiary, the HBOR authorizes the Bank to request payment based on Guarantee Instruments submitted to the benefit of the HBOR (bill of exchange and promissory note) according to Article 3.3. of the Agreement, as well as to take all other measures in order to collect the said HBOR’s debt, according to this Agreement.

2.1.4. At the Bank’s request the HBOR shall be obliged to immediately submit all information, data and documentation so that the Bank could duly perform its duties as an agent, according to this Agreement.

2.1.5. The Bank shall not be liable for negligence regarding settlement of any monetary and/or related non-monetary obligation and/or right of the Credit Beneficiary and/or HBOR pursuant and in relation to this Agreement, unless the Bank committed it or contributed to it.

2.1.6. Contracting parties agree that, after receiving the written request of the HBOR (if it was sent also to the Bank), the Credit Beneficiary shall pay all the debt relating to the HBOR’s part of the Loan, typically paid to the Bank acting as an agent, directly according to requests and to the benefit of the HBOR. In this case the Bank shall not act as agent in relation to the HBOR’s part of the Loan any more.

2.2.	Claim assignment for the purpose of collection

2.2.1. Contracting parties agree and accept that, in case of Agreement cancellation, the HBOR shall conclude the Claim Assignment Agreement with the Bank for the purpose of collection of its claims under this Agreement (hereinafter referred to as: the Claim Assignment Agreement). Pursuant to such an Agreement the HBOR shall assign to the Bank all its claims arising from the Agreement that HBOR has against the Credit Beneficiary, as well as assign all Guarantee Instruments submitted in relation to the HBOR’s part of the Loan till the final and valid ending of all forced collection proceedings. In cases stipulated by the Claim Assignment Agreement the Bank shall assign HBOR’s claims back to the HBOR, as well as all Guarantee Instruments relating to the HBOR’s part of the Loan, so that HBOR could continue with the forced collection proceeding regarding its due claims pursuant to this Agreement.

2.2.2. By signing this Agreement Creditors and the Credit Beneficiary agree that, after conditions stipulated in the Claim Assignment Agreement regarding the assignment of claims back to HBOR have been met and after Guarantee Instruments relating to the HBOR’s part of the Loan have been assigned back to the HBOR, all forcibly collected amounts (by activating mortgage loans / fiduciary duties and other liens) shall be used to settle Creditors’ claims, according to Article 1.9. of the Agreement.

3.	Guarantee Instruments and prerequisites

3.1. As a prerequisite to Loan usage the Credit Beneficiary must submit the following documents to the Bank:
a)	affidavit according to Article 125 of the Distraint Law (promissory note), duly issued, solemnized by the notary public and signed by the Credit Beneficiary in relation to the Bank’s part of the Loan;
b)	affidavit according to Article 125 of the Distraint Law (promissory note), duly issued, solemnized by the notary public and signed by the Credit Beneficiary in relation to the HBOR’s part of the Loan;
c)	2 (two) blank single accepted bills of the Credit Beneficiary with the clause "protest waived in case of dishonour" and the bill of exchange statement for the Bank’s part of the Loan;

d)	2 (two) blank single accepted bills of the Credit Beneficiary with the clause "protest waived in case of dishonour" and the bill of exchange statement for the HBOR’s part of the Loan;
e)
Security Agreement with the purpose of securing the monetary claim by putting a floating lien on tuna inventories (“Security Agreement”). Lien on tuna inventories (hereinafter referred to as: the Movable property) shall equal the total amount of the Loan and shall be the primary lien to the benefit of the Bank, relating to the Bank’s part of the Loan, together with the Bank’s agreed interest, default interest, fees and other expenses in accordance with the Agreement, as well as to the benefit of the HBOR for the HBOR’s part of the Loan, together with the HBOR’s agreed interest, default interest, fees and other expenses in accordance with the Agreement;

f)
proof of floating lien (entered in the Registry) on tuna inventories (on Movable property) being the primary lien to the benefit of the Bank, for the Bank’s part of the Loan with the purpose of securing the monetary claim of the Bank, as well as to the benefit of the HBOR for the HBOR’s part of the Loan with the purpose of securing the monetary claim of the HBOR, as well as proof of insured status of the tuna inventories by respectable Insurance company acceptable to the Bank, and the proof of the paid premium sum;

g)
Joint Guarantee Agreement concluded between the Creditors and the company MB LUBIN, RIBARSTVO d.o.o. Kali, PUT VELE LUKE 70, 23272 KALI; PIN: 72633995497, guaranteeing to the Creditors for Beneficiary’s debt arising from the Agreement;

h)
Joint Guarantee Agreement concluded between the Creditors and the company ATLANTIS GROUP HF, Stórhöfða 23, 110 Reykjavik, Island, ID-no: 700805-1580, guaranteeing to the Creditors for Beneficiary’s debt arising from the Agreement;

i)
Joint Guarantee Agreement concluded between the Creditors and the company UMAMI SUSTAINABLE SEAFOOD INC., 1230 Columbia Street Suite 1100, San Diego, California 92101, USA, guaranteeing to the Creditors for Beneficiary’s debt arising from the Agreement;

(all documents listed under (a-i) hereinafter referred to as: the Guarantee Instruments)

j)	copy of the valid Extract from the Court Registry relating to the Credit Beneficiary, confirmed as authentic by the authorized person of the Credit Beneficiary;
k)
signature card of the Credit Beneficiary’s representative authorized to sign this Agreement, the Guarantee Instruments and other documents which Credit Beneficiary must submit according to this Agreement;

l)	other document required by the Bank, acceptable to the Bank regarding their form and content.

Form and content of all listed documents must be entirely acceptable to the Bank.

3.2. Obligation of the Bank to pay the Loan amount to the Credit Beneficiary     depends on the following terms and conditions:

a)
at a time when the Loan Application was received and on the Loan Usage Date affidavits and guarantees listed in this Agreement must be authentic, accurate, complete, must not be misleading, must be valid as if issued at a time when the Loan Application was received and on the Loan Usage date;

(b)
there must be no events or circumstances representing the breach of Agreement regarding Beneficiary’s obligations under this Agreement, or events or circumstances for which it can be reasonably assumed that could represent the breach of Agreement regarding Beneficiary’s obligations under this Agreement by submitting the Loan Application, by expiration of time, by decision making or all of the above; or events or circumstances for which it can be reasonably expected to be a consequence of the Loan usage;

(c)	Credit Beneficiary must fully pay fees described in Article 1.7. of the Agreement;
(d)	the HBOR must pay to the Bank the entire amount corresponding to HBOR’s part of the Loan in due time;
e)	Beneficiary’s accounts must not be blocked due to any reason, unless the Creditors jointly agree on that.

3.3. By signing the Agreement the Credit Beneficiary irrevocably authorizes the Creditors to:

a)
enter the amount of due outstanding debt on the submitted blank bills, as well as all other necessary details, address them and request the payment if the Credit Beneficiary should not fulfil its obligations under this Agreement. If such payment would not be possible, the Creditors are authorized to take appropriate legal measures; and

by signing the Agreement the Credit Beneficiary irrevocably authorizes the Bank as an agent to:

b)
use all its funds (HRK or foreign exchange) from all its Bank deposits (dedicated or not, placed on time deposit or not), as well as funds on accounts opened with the Bank (currently or in the future), without any further notification, approval or court intervention, for collection of due Creditors’ claims, plus the accrued expenses.

c)	request payment at the Financial agency based on promissory notes relating to the HBOR’s or the Bank’s part of the Loan, according to the law.

3.4. The Credit Beneficiary is obliged to immediately submit additional guarantee instruments chosen by the Creditors (at request of the Bank) if during the Agreement period any of the Guarantee Instruments should become invalid, or any of the Creditors should consider them insufficient, or an Instrument should get activated, or new, more suitable instruments should emerge (according to the opinion of any Creditor), or creditworthiness of the Credit Beneficiary should be diminished (according to opinion of any Creditor). Besides, if necessary, Credit Beneficiary is obliged to immediately, at its own expense, take any action according to the law in order to ensure that Guarantee Instruments submitted to the Creditors according to the Agreement and/or Security Agreement are actionable, enforceable and legal.

4.	Incentive interest rates and State Aid Regulation

By signing this Agreement the HBOR and the Credit Beneficiary agree that the state aid amount granted to the Credit Beneficiary relating to the HBOR’s part of the Loan amounts to 0 HRK (zerokunas).

5.	Other terms and conditions

5.1. Credit Beneficiary declares and guarantees as follows:
·
all necessary authorizations and approvals for conclusion and execution of this Agreement and the Security Agreement have been prepared, all actions required for legality and validity of this Agreement and the Security Agreement have been taken, all measures required for ensuring that all Creditors’ claims under this Agreement can be binding and actionable have been taken;

·
Beneficiary’s State aid Affidavit, data regarding the possible status of the Beneficiary as the firm in difficulty and all other information and documentation of the Credit Beneficiary with the purpose of getting the Loan are authentic, integral and are not misleading;

·
conclusion of this Agreement and the Security Agreement is not against the applicable regulations and/or general documents of the Credit Beneficiary (including the Articles of Incorporation) and/or contracts it concluded and/or decisions of the court/arbitration/competent body referring to the Beneficiary;

·	all decisions, approvals and authorizations required for conclusion and/or execution of this Agreement and the Security Agreement are valid and have been obtained in due time;
·
there are no court, administrative, arbitration or other proceedings initiated against the Beneficiary or members of its Board or its related enterprises, the result of which could endanger the ability of the Credit Beneficiary to duly fulfil its obligations under this Agreement, nor is the Beneficiary informed of circumstances that could be the reason for initiation of such proceedings;

·
there are no circumstances that could diminish its creditworthiness and challenge its ability to repay in due time the entire Loan amount together with interest, fees and other expenses under the Agreement;

·
75% of its total Kuna and foreign exchange funds shall be directed to accounts opened with the Bank – until the entire Loan amount together with interest, fees and other expenses under the Agreement has been repaid; otherwise the Bank has the right to charge the fee of 2% on outstanding Loan amount.

5.2. From the date of the Agreement conclusion till repayment of all debts under this Agreement the Credit Beneficiary is obliged not to:

·	encumber its assets or assume obligations to the benefit of third persons that could encumber its assets, including the tuna in all cages, without the previous written approval of the Bank;
·
alienate its assets without the previous written approval of the Bank, except as a part of regular business activities and for monetary remuneration representing the equivalent value obligation which is due simultaneously;

·
make legal status changes (merger, acquisition or division) or take any other actions that could result in its ceasing to exist as an independent legal person, change of its organization or change of its business scope without the previous written approval of the Creditors;

·	grant loans (except to related enterprises Mb Lubin Ribarstvo d.o.o. and Bepina Komerc d.o.o. for the purpose of regular business activities); deposit funds, except in banks;
·	pay to its members any amounts relating to Loan repayment, i.e. make any other transaction with the same or similar economic effect;
·	guarantee and/or vouch for obligations of third persons who are not its related enterprises;
·	accept additional loans without the previous written approval of the Bank;
·	acquire stocks and business shares without the previous written approval of the Bank;
·
take actions that could result in diminishing its creditworthiness and challenging its ability to fully and in due time repay the Loan amount together with interest, fees and expenses under the Agreement.

5.3. From the date of the Agreement conclusion till repayment of all debts under this Agreement the Credit Beneficiary is obliged to:

·	take all necessary measures to protect its assets from rights, requests and interests of third persons;
·
ensure that its obligations under this Agreement have at least the same priority as all other present and future non-inferior obligations, except for obligations with legally guaranteed right of priority;

·
regularly deliver to the Bank (i) its financial statements (Profit and Loss Account, Balance Report, Cash Flow Statement, statistical reports), as well as audit reports as soon as those are available, (ii) information delivered to the stock market for public announcement or to other creditors, but at the same time when such information is delivered to these subjects, (iii) at the request of the Bank - other information relating to or that could relate to its business or financial status;

·	immediately inform the Bank about the change of the company name or the address;
·
at the request of the HBOR – settle all obligations relating to the HBOR’s part of the Loan that the Credit Beneficiary pays to the Bank (acting as an agent) according to requests and to the benefit of the HBOR; in this case the Bank shall not act as an agent in relation to the HBOR’s part of the Loan any more;

·	at the request of any Creditor – immediately show its business ledgers and other documents relating to the Loan (according to the opinion of the Creditors);
·
at the request of any Creditor – immediately submit all data and information requested by the Creditor regarding the Loan and business activities of the Credit Beneficiary, and allow access to its business facilities to the Creditors.

5.4. Further, the Credit Beneficiary is obliged to:

·	use the Loan funds according to the Loan purpose – financing of the working capital relating to tuna farming, but max. 33% of funds can be used for buying of new tuna,
·	participate in settlement of tuna farming costs with at least 45% of own funds,
·
use the Loan funds according to purpose; the funds shall be paid to suppliers’ accounts (based on submitted documentation – invoices, estimates etc.) or it can be paid to the Beneficiary’s account, but in this case the Credit Beneficiary is obliged to submit to the Bank all the necessary documents proving that the Loan funds are going to be used in accordance with the purpose of the Loan and that Credit Beneficiary shall also participate with its own funds. If the Bank should determine that the funds are not being used in accordance with the Loan purpose and/or that Credit Beneficiary participated with less than 45% of total costs approved by the Bank, further Loan usage shall be blocked by the Bank, and the Credit Beneficiary is hereby agreed with that (because otherwise the Bank has the right to charge the fee of up to 2% on outstanding Loan amount).

If the Credit Beneficiary should request complete or partial removal of the floating lien put on tuna inventory from the Registry, the Credit Beneficiary shall be obliged to:

·
obtain an irrevocable letter of credit acceptable to the Bank, at least of value equal to the insured tuna inventory for which removal of the floating lien was requested, transfer and assign to the Bank all rights from such letter of credit and submit to the Bank an adequate affidavit confirming such transfer and assignment and containing approval of the bank that issued the letter of credit, all with the purpose of partial early loan repayment, or

·
obtain and give to the Bank another movable property and put a floating lien on it, at least of value equal to the insured value of the part of the Movable property for which removal of the floating lien was requested.

5.5. By signing this Agreement the Credit Beneficiary authorizes the Bank to:

·
request and obtain all information relating to the Credit Beneficiary available to Related enterprises (related to the Bank in terms of the Company Act, Credit Institutions Act and other regulations relevant for financial business operations (hereinafter referred to as: Related enterprises)) and the HBOR, including without limitation to the creditworthiness information;

·	submit information relating to the Credit Beneficiary to Related enterprises and the HBOR
·
enable the HBOR to fully access the Bank’s business ledgers and other documentation regarding the loan application, Loan funds, payments under this Agreement, entries of payments under this Agreement, documentation regarding the Loan Guarantee Instruments and other issues relating to the execution of this Agreement and the Programme, as well as access to claim collection proceedings under this Agreement (forced or voluntary).

The Credit Beneficiary gives this authorisation solely for the purpose of collecting and analyzing data required for creditworthiness assessment, risk assessment, exposure control and risk management, conducted regularly by Related enterprises during approval and monitoring of products and placement, as well as by Creditors for the purpose of Loan usage supervision and supervision of fulfilment of Bank’s duties as an agent; and it can not be used for any other purpose. This authorisation also includes the right to exchange and forward data to the central database in the Republic of Croatia, as well as abroad, under the condition that the person who manages such database is obliged to ensure the level of personal data protection, at least equal to the prescribed one.

5.6 At the request of the Bank the Credit Beneficiary shall be obliged to allow the Bank to test the environmental protection status by providing services of an expert by the Bank’s choice, at the expense of the Credit Beneficiary.

5.7. Without the previous explicit joint approval of the Creditors, the Credit Beneficiary shall not pawn, assign or in any other way encumber any of its rights under this Agreement, nor take any actions in order to enable or complicate Creditors’ collection under this Agreement. Disposition of rights and/or obligations of the Credit Beneficiary under this Agreement can be done only with the previous explicit written joint approval of the Creditors.

5.8. With the previous written approval of another Creditor, any Creditor has the right to assign or transfer, at any time, any or all of its rights and/or obligations under this Agreement, Guarantee Instruments or any other contracts concluded under this Agreement.

5.9. Contracting parties agree that the Programme, as Attachment II to the Agreement, and the State aid Affidavit of the Credit Beneficiary represent integral parts of the Agreement.

5.10. Contracting parties agree that, in case of discrepancy between provisions of the Agreement and provisions of the Programme, provisions of the Agreement shall have priority.

5.11. For issues not stipulated by the Agreement, applicable legal regulations and general documents of the Bank shall be applied.

6.	Agreement Cancelation

6.1. If the Credit Beneficiary should violate any provision of this Agreement, the Creditors shall have the right to cancel the Agreement, declare the Loan entirely due for payment and request its immediate repayment, together with the accrued interest and all other due amounts under the Agreement.

6.2. At the time of the Agreement cancellation all amounts owed or amounts that shall be owed to the creditors by the Credit Beneficiary under this Agreement (including principal, interest, fees and other expenses) shall become due and payable, and the Creditors have the right to request payment pursuant to guarantee instruments as stipulated by this Agreement and in accordance with the legal regulations of the Republic of Croatia.

6.3. Particularly in the following cases it shall be assumed that the Credit Beneficiary violated provisions and obligations under this Agreement:

·	if on a due date the Credit Beneficiary should not fulfil any monetary obligation under this Agreement;
·	if the Credit Beneficiary should be late with fulfilment of any non-monetary obligation under this Agreement for more than 15 (fifteen) days;
·	if the Credit Beneficiary should become insolvent, terminate payment or its account should be blocked;
·	in case of other circumstances which the Creditors could reasonably consider as the negative influence on the ability of the Credit Beneficiary to duly fulfil its obligations under the Agreement;

·	if it should be determined that any affidavit or a guarantee of the Credit Beneficiary listed in this Agreement was not integral, accurate, authentic or up to date;
·
if against or in relation to the Credit Beneficiary a proceeding should be initiated and its course or the outcome could endanger the Beneficiary’s ability to duly fulfil its obligations under the Agreement, or, according to the opinion of the Creditors, such proceeding may be initiated;

·	if against the Credit Beneficiary a bankruptcy proceeding should be initiated;
·
if an important unfavourable change in business operations, assets, obligations, financial status or creditworthiness of the Credit Beneficiary should occur, or the ability of the Credit Beneficiary to duly fulfil its obligations under the Agreement becomes doubtful, or such circumstances should have occurred or may occur which the Creditors could reasonably consider as the negative influence on the ability of the Credit Beneficiary to duly fulfil its obligations under the Agreement;

·	if the Credit Beneficiary should use the Loan against its purpose or enable Creditors to financially or otherwise supervise the Loan usage;
·
if for any reason any Guarantee Instrument should become invalid or ceases to provide sufficient guarantee for the Beneficiary’s obligations under the Agreement, or payment should be requested pursuant to it, or a more suitable guarantee instrument should appear and the Credit Beneficiary should not submit it to the Creditors at the request of  the Bank in due time;

·	if at least 75% of its total Kuna and foreign exchange funds should not be directed to accounts opened with the Bank;
·	in case of any ownership changes made at the Credit Beneficiary which should not be acceptable to Creditors;
·
if the Credit Beneficiary should not fulfil or should be late with fulfilment of any monetary/non-monetary contract obligation on the basis of any existing or future placement used at the Bank by the Credit Beneficiary, including contract obligation regarding the guarantee instruments on the basis of the said placements;

·	if the Credit Beneficiary should act against any provision of the Agreement;
·	if the Credit Beneficiary should not fulfil any Additional condition listed in Article 5.4. of the Agreement;
·	if the Credit Beneficiary should not fulfil any other obligation under the Agreement or any Guarantee Instrument.

6.4. Creditors shall cancel the Agreement by written affidavit of cancellation and the Bank shall send it to the Credit Beneficiary by registered mail to the Beneficiary’s address as stated in the title of the Agreement, i.e. the address subsequently sent in written notification by the Credit Beneficiary to the Bank.

6.5. Cancellation of this Agreement begins by submitting the affidavit of cancellation to the post office (to be sent by the registered mail), i.e. to another person authorized to conduct postal services.

6.6. The Credit Beneficiary agrees that this Agreement shall be cancelled and that entire outstanding Loan amount together with interest and expenses shall be due for payment on the day when the affidavit of cancellation was submitted to the post office (to be sent by the registered mail), i.e. to another person authorized to conduct postal services. Therefore the Credit Beneficiary renounces the right of any complaint in terms of the above said.

6.7. By signing this Agreement contracting parties explicitly agree that all letters by the Bank, the HBOR or the notary public are to be sent to the address of the Credit Beneficiary as stated in this Agreement (unless the Credit Beneficiary subsequently informed the Bank of its new address by written notification), as well as that the date of delivery is to be the day when the affidavit of cancellation was submitted to the post office (to be sent by the registered mail), i.e. to another person authorized to conduct postal services.

6.8. Cancellation of this Agreement shall not affect the rights which Creditors gained under the Agreement and the Guarantee Instruments, as well as the obligations which the Beneficiary assumed under this Agreement and the Guarantee Instruments during the Agreement period.

6.9. By signing this Agreement the Credit Beneficiary explicitly agrees that excerpts from Creditors’ business ledgers represent a relevant proof of claim amount owed by the Credit Beneficiary under the Agreement.

7.	Final provisions

7.1. If any provision of this Agreement should subsequently be deemed null, this shall not affect the validity of other provisions of this Agreement. The entire Agreement shall remain valid and the contracting parties shall be obliged to replace the null provisin by a valid one, which shall maintain the sense and the aim of the replaced null provision.

7.2. The Bank acting as an agent concludes this Agreement in the name and to the benefit of the HBOR, pursuant to the Special Power of Attorney issued by the HBOR on March 31, 2011.

7.3. In case of dispute the court in Zagreb shall have jurisdiction.

7.4. By signing this Agreement the contracting parties declare that they have read and understood the terms of the Agreement and that they accept all rights and obligations arising from it since it represents their true will.

7.5. This Agreement was made in 6 (six) copies; one for the Credit Beneficiary; 3 (three) for the Bank and 2 (two) for the HBOR.

/s/	/s/
CROATIAN BANK FOR RECONSTRUCTION AND DEVELOPMENT	KALI TUNA d.o.o.

/s/
ERSTE & STEIERMÄRKISCHE BANK d.d.

Attachment I

Loan Application Form

Att.: Erste & Steiermärkische Bank d.d.

Ref: Club Loan Agreement no. Mod-A-PLUS- 3A-15/11 of June 8, 2011 concluded between the Creditors – Croatian Bank for reconstruction and Development and the Erste & Steiermärkische Bank d.d., and the company KALI TUNA, d.o.o. za ulov, uzgoj i preradu ribe, Put Vele Luke 70, 23272 KALI, PIN: 92418838517, as the Credit Beneficiary („the Agreement”)

In relation to the Agreement:

1) We inform you that, in accordance with Article 1.3.2. of the Agreement, we intend to use the amount of  ____________ on  ———  and therefore invite you to pay this amount:

a)           to accounts as stated in the table and in accordance with invoices of the suppliers / contractors:

Giro
account
		Amount			and
Company	Payment	without		Total	reference
name	description	the VAT	VAT	amount	number

TOTAL:

b)           to account no. _______ with approval number  _______, in accordance with calculation ________

c)           other:

2) We confirm that:

i)
there are no events or circumstances representing the reason for cancelation of the Agreement according to Article 6 of the Agreement, or events or circumstances for which it can be reasonably assumed that could represent the reason for cancelation of the Agreement according to Article 6 of the Agreement, by submitting the Loan Application, by expiration of time, by decision making or all of the above;

ii)	affidavits and guarantees listed in this Agreement are authentic, accurate, complete, not misleading and valid as if submitted at a time when the Loan Application was received or the payment was made;
iii)	fees described in Article 1.7. of the Agreement have been paid;
iv)	our accounts are not blocked for any reason;
v)
we are authorized to use the Loan; all corporate actions have been taken in due time in order to obtain the approval for the Loan usage; by using the Loan we do not exceed the credit limit (set by binding regulations, by contract or in any other manner);

In the name and to the benefit of ________

Attachment II: Programme
Attachment III: State aid affidavit - original